EXHIBIT 15

July 31, 2013

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Commissioners:

We are aware that our report dated July 31, 2013 on our review of interim financial information of Sonoco Products Company for the three and six month periods ended June 30, 2013 and July 1, 2012 and included in the Company’s quarterly report on Form 10-Q for the quarter ended June 30, 2013 is incorporated by reference in its Registration Statements on Forms S-8 (File No. 33-45594; File No. 33-60039; File No. 333-12657; File No. 333-100799; File No. 333-100798; File No. 333-152531; and File No. 333-184692) and Form S-3 (File No. 333-182988).

Yours very truly,

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP